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                                                                    EXHIBIT 10.3


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment (this "Amendment") to the Second Amended and Restated Employment Agreement effective as of April 1, 2002 (the "Agreement") is made by and between BankUnited Financial Corporation (the "Company") and Alfred R. Camner ("Executive") and is effective as of April 1, 2003.

                                    RECITALS

         WHEREAS, Section 8 of the Agreement states that "the Company shall provide to the Executive for his exclusive use an automobile owned or leased by the Company which shall be a BMW 7 Series (or an automobile of similar stature and caliber), to be used in the performance of his duties hereunder, including commuting to and from his personal residence;" and

         WHEREAS, the Company and the Executive have agreed to downgrade the brand and model of the vehicle to which he would be entitled to under Section 8, replacing the "BMW 7 Series" with a "Ford Expedition (or an automobile of similar stature and caliber);" and

         WHEREAS, the Company and the Executive have also agreed that the Company shall reimburse the Executive for costs incurred by the Executive under a lease or purchase contract for such vehicle in the event that the Company does not directly make such payments for the vehicle; and

         WHEREAS, Section 5 of the Agreement addressing "Additional Employee Benefit Plans and Programs," states that "the Executive's estate or his designee shall be the beneficiary of life insurance policies on the life of the Executive having a face amount of at least $6,000,000" and the Company and the Executive have agreed that, in the event the Executive obtains a substitute policy or policies for the existing life insurance policies providing coverage of $6,000,000, and cancels the existing policies, then the Company shall reimburse him for the costs of such new policy or policies to the extent of the amount that the premium on the cancelled policies would have been, had such cancelled policies continued in force.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. Section 8 of the Agreement is hereby amended and restated in its entirety as follows:

                           "The Executive's principal place of employment shall
                  be at the Company's executive offices at the address first above written, or at such other location within Coral Gables at which the Company shall maintain its principal executive offices, or at such other location as the Company and the Executive may mutually agree upon. The Company shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities including, but not limited to,



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                  Internet and Bloomberg Financial Market Commodities and News
                  Access Subscriptions, cellular telephones, pagers and a lap top computer, suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall provide to the Executive for his exclusive use an automobile owned or leased by the Company which shall be a Ford Expedition (or an automobile of similar stature and caliber), to be used in the performance of his duties hereunder, including commuting to and from his personal residence. The Company shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile, including the reimbursement of costs associated with leasing or purchasing the automobile, fees for memberships in such clubs and organizations as the Executive and the Company shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require.


         2. The first paragraph of Section 5 is hereby amended and restated in its entirety as follows:

                           "During the Employment Period, the Executive shall be
                  treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover similarly situated executives of, the Company, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company's customary practices. The Executive's estate or his designee shall be the beneficiary of life insurance policies on the life of the Executive having a face amount of at least $6,000,000.00. In the event that the Executive obtains a substitute policy or policies for the existing life insurance policies providing coverage of $6,000,000, and cancels the existing policies, the Company shall reimburse him for the costs of such new policy or policies to the extent of the amount that the premium on the cancelled policies would have been, had such cancelled policies continued in force."




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         3.       Except as modified by this Amendment, all other terms and
                  conditions of the Agreement remain in full force and effect.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.


BankUnited Financial Corporation          Executive:

By:                                       By:
   --------------------------------          -----------------------------------
Name:  Lawrence Blum                         Name: Alfred R. Camner
Title: Vice Chairman of the Board
       and Secretary

ATTEST:

By:
   --------------------------------
      Assistant Secretary



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